Exhibit 10.12
November 12, 2008
Mr. Kevin Fairbairn
Dear Kevin:
     This letter amends certain provisions of your offer letter dated January 24, 2002 (the “Offer Letter”) and replaces Exhibit B to the Offer Letter in its entirety.
     The Offer Letter is hereby amended to provide the following:
     1. The sixth (6th) through eleventh (11th) paragraphs of the Offer Letter are hereby replaced in their entirety to read:
     "‘Change of Control’ means a merger or acquisition of the Company in a transaction pursuant to which the shareholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the surviving entity in such transaction, or a sale of all or substantially all of the assets of the Company. No transaction will constitute a Change of Control unless it also constitutes a “change in control” event within the meaning of Section 409A (as defined below).
     In the event of a Change of Control after which Intevac stock does not exist (such as purchase of the Company for cash), all of your unvested options outstanding at that time will immediately vest.
     In the event of a Change of Control after which Intevac stock survives, you may either elect to retain your unvested options or to accelerate vesting as in the preceding sentence.
     In the event of a Change of Control in which stock in the acquiring company is exchanged for Intevac stock and the acquiring company offers to substitute options in non-Intevac stock with an economic value equal to all of your unvested Intevac options, you may either elect to accept the new stock options or accelerate vesting as in the preceding two sentences.
     In the event of a Change of Control where the acquiring company decides that you will not continue in your position as President and Chief Executive Officer and therefore your employment is terminated upon the Change of Control, the Company will pay you, in one lump sum, an amount equal to twenty-four (24) months of your base salary, subject to withholding of applicable taxes. Such payment shall be made upon or as soon as practicable following your separation from service with the Company, but, subject to the section entitled “Section 409A” below, in no event later than March 15 of the year following the year in which your separation from service occurs.”
     In the event of the involuntary termination of your employment by the Company of you through termination from your position as President and Chief Executive Officer for any reason not involving good cause, the Company will continue to pay your base salary for twelve (12) months following such termination (in accordance with the Company’s normal payroll practices and subject to withholding of applicable taxes), if you execute and do not revoke a waiver and release of claims that is acceptable to the Company. The waiver and release of claims must become effective within sixty (60) days of your termination or such earlier date specified by the release (such deadline, the “Release Deadline”). If the release does not become effective by the Release Deadline, you will forfeit any rights to severance under this paragraph, and in no event will severance payments under this paragraph be paid or provided until the release actually becomes effective. In the event the Release Deadline is in the calendar year following the calendar year in which your termination occurs, then any severance payments or benefits under this paragraph that would be considered Payments (as defined below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, (ii) such time as required by the payment schedule applicable to each payment as set forth in the first sentence of this paragraph, or (iii) such time as required by the section below entitled “Section 409A.” Any Payments delayed as a result of the prior sentence will be paid on the first date permitted under such sentence. ”
     2. The following paragraphs are added after the eleventh (11th) paragraph of the Offer Letter, which shall read in their entirety as follows:
     "Section 409A. (a) Notwithstanding anything to the contrary in this letter, no Payments (as defined below) will become payable under this letter until you have a “separation from service” within the meaning of Section 409A. It is the Company’s expectation and intent that severance payments under this letter will fall within the Section 409A exceptions described in clauses (c) and/or (d) below and therefore will not constitute Payments. However, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of your termination (other than due to death) or resignation, then the severance payable to you, if any, pursuant to this letter, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Payments”) that are payable within the first six (6) months following your termination of employment, shall be delayed until the earlier of: (i) the date that is six (6) months and one (1) day after the date of the termination, or (ii) the date of your death (such date, the “Delayed Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the Payments that you would otherwise have received on or before the Delayed Initial Payment Date, without any adjustment on account of such delay, if the Payments had not been delayed pursuant to this paragraph, and (B) pay the balance of the Payments in accordance with any applicable payment schedules set forth herein. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the Delayed Initial Payment Date, then any Payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death (and in all cases, within ninety (90) days of your death) and all other Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.
     (b) Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
     (c) Any amounts paid under this letter that satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Payments for purposes of clause (a) above.

     (d) Any severance amount paid under the letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Payments for purposes of clause (a) above. For purposes of this letter, “Section 409A Limit” shall mean the lesser of two (2) times (A) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the your employment is terminated.
     (e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.”
     This letter acts as an amendment to your Offer Letter. To the extent not amended hereby, your Offer Letter remains in full force and effect. This letter and your Offer Letter represent the entire agreement between you and the Company with respect to the subject matter contained therein, and supersedes all prior or contemporaneous agreements whether written or oral. This letter and your Offer Letter may only be amended or modified in a writing signed by an appropriate officer of the Company and by you. I have attached two copies of this letter. Please sign and date one copy and return it to Kimberly Burk, Vice President of Human Resources as soon as possible. Please keep the other copy for your records.

Sincerely,
/s/ NORMAN H. POND
Norman H. Pond
Chairman of the Board

ACCEPTED AND AGREED TO:

/s/ KEVIN FAIRBAIRN President, Chief Executive Officer and Director
November 12, 2008

January 24, 2002

Mr. Kevin Fairbairn

Dear Kevin

On behalf of Intevac (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer of the Company. Speaking for myself, as well as the other members of the Company’s Board of Directors, we are all very impressed with you and your credentials and we look forward to your future success in this position.

The terms of your new position with the Company are set forth below:

You will become the President and Chief Executive of the Company. As President and Chief Executive Office, you will have responsibility for the general management of the Company’s business and you will report to the Board of Directors.

You will be paid a monthly base salary of $20,417, which is equivalent to $245,000 on an annualized basis. Your salary will be payable pursuant to the Company’s regular payroll policy. You will be eligible for an annual performance bonus of up to 200% of annual salary predicated upon achieving specific goals and objectives. At the Company’s election the bonus paid above 50% of salary may be paid in cash or stock. The details of this bonus plan will be worked out jointly between you and the Board and agreed to annually within sixty (60) days after approval of the years’ annual operating plan. For the year 2002 the understanding is that a bonus of 50% will be awarded at end of 2002 provided the company performance is reasonably good with details to be agreed by 4/1/02.

In addition, upon becoming an employee of the Company, I will recommend that the Board of Directors grant you an option to purchase an aggregate of 250,000 shares Intevac’s common stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant, as determined by the Board of Directors. These option shares will vest at the rate of 1/5th of the total number of shares on the first anniversary of your date of employment, and an additional 1/60th of the total number of shares at the end of each one-month period thereafter.

In the event of a Change of Control after which Intevac stock would not exist (such as purchase of the Company for cash) all options in this grant that have not vested will immediately vest and be exercised.

In the event of a Change of Control after which Intevac stock survives the employee may elect to retain the unvested options or to accelerate vesting with conditions like those in the “purchase of the Company for cash” situation.

In the event of a Change of Control after which stock in the acquiring company is exchanged for Intevac stock and the acquiring company offers to provide an option in a different stock of equivalent economic value the employee may elect to accept the new stock options or accelerate vesting with conditions like those in the “purchase the Company for cash” situation

“Change of Control” means a merger or acquisition of the Company in a transaction pursuant to which the shareholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the surviving entity in such transaction, or sale of all or substantially all of the assets of the Company.

In the event of the involuntary termination of your position as President and Chief Executive Officer for any reason not involving good cause, conditioned upon your execution of a wavier and release of claims that is acceptable to the Company, the Company will continue to pay your base salary for twelve (12) months following such termination.

In the event of change of control where the buyer decides to not continue your position, the Company will continue to pay you an amount equal to your base salary for twelve (12) months in one lump sum. In the event the buyer requests that you continue as CEO or equivalent position a contract will be established with the buyer requiring them to pay you an amount equal to twice (2 times) your annual salary after 12 months employment.

You will be eligible to participate in the Company’s standard benefits program, details of which will be sent under separate cover.

This offer of employment is contingent upon (1) your signing the Company’s Employee Proprietary Information Agreement, and (2) your providing proof of your eligibility to work in the U.S.

Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason.

Kevin, we are all delighted to be able to extend you this offer and look forward to working with you.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.

Sincerely,

/s/ Norman H. Pond

Norman H. Pond
Chairman

Accepted and Agreed:

Signature: /s/ Kevin Fairbairn

Start Date: January 24, 2002